Exhibit 10.1
RETIREMENT AGREEMENT

    THIS RETIREMENT AGREEMENT (the “Agreement”) is made as of April 21, 2022 (the “Effective Date”), by and among AAON, Inc., an Oklahoma corporation (“Employer”), the Employer’s parent entity, AAON, Inc., a Nevada corporation (“Parent Entity”), Employer’s affiliate entities, AAON Coil Products, Inc., a Texas corporation (“ACP”), and BasX, Inc., an Oregon corporation (“BASX”, and together with Employer and ACP, the “AAON Companies”), and Norman H. Asbjornson, an individual (“Employee”).

    WHEREAS, Employee is employed by Employer and serves as an officer and director of Employer, as well as an officer and director of each of the Parent Entity, ACP and BASX. The AAON Companies and Employee desire to set forth the terms and conditions of Employee’s proposed retirement from his officer positions with the AAON Companies and the termination of his employment relationship with Employer due to his retirement, while remaining as a director of each of the AAON Companies, and thereafter to provide certain succession and advisory services to Employer according to the terms and conditions contained herein (including the Consulting Agreement, as defined below).

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

    1.    Employee’s Retirement; Timing of Public Disclosure. Employee agrees to remain employed in his current position of Executive Chairman until the date of the Parent Entity’s 2022 annual stockholders’ meeting, presently expected to be May 12, 2022 (the “Retirement Date”). The parties confirm and agree that effective as of the Retirement Date, Employee shall be deemed to have resigned from all employment positions with Employer and from all officer positions with the AAON Companies. In addition, the parties confirm and agree that AAON Parent will issue a press release and make timely required disclosure filings concerning Employee’s retirement on Form 8-K with the Securities and Exchange Commission (“SEC”) following the Effective Date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement changes the “at will” nature of Employee’s employment with the Employer prior to the Retirement Date.

2.    Accrued Wages. Upon the Retirement Date, or upon the Employer’s next regularly scheduled payday thereafter (and to the extent permitted by applicable law), Employee will receive from Employer (i) any unpaid base salary accrued up to and including the Retirement Date, (ii) pay for any accrued but unused vacation and sick pay earned up to and including the Retirement Date, (iii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Employee and under which he has a vested right, and (iv) any unreimbursed business expenses to which Employee is entitled to reimbursement under the Company’s reimbursement policies and procedures; provided, however, any such request for reimbursement shall be submitted to the Employer, c/o Rebecca Thompson at 2425 S. Yukon Ave., Tulsa, Oklahoma 74107, along with appropriate supporting documentation, within thirty (30) days of the Retirement Date.

1005-0489

    3.    Consideration for Signing Agreement. In consideration of Employee signing this Agreement (including the terms, representations, promises and undertakings contained herein) Employer will provide Employee with the following payments and benefits:

    (a)    Employee will continue to be employed by Employer in his current position of Executive Chairman until the Retirement Date (subject to Employee’s earlier death or disability), and will continue to receive his base salary until the Retirement Date (subject to Employee’s earlier death or disability) in the amount equal to Employee’s base salary in effect as of the Effective Date, or such other amount as determined by the Compensation Committee.

    (b)    [intentionally omitted]

    (c)    All outstanding awards of restricted stock and stock options previously received by Employee will continue to vest and become exercisable in accordance with their existing terms and conditions following the Effective Date hereof and Employee will not forfeit any such outstanding awards of restricted stock and stock options. The vesting or exercisability of all such outstanding awards of restricted stock and stock options will accelerate upon the Retirement Date; provided, however, Employee’s post-retirement exercise period with respect to all stock option awards previously received by Employee shall remain unchanged and continue after the Retirement Date, but not beyond the shorter of (i) the original expiration date of each such award, as applicable, and (ii) ten (10) years from the grant date.

    (d)    A consulting agreement between Employer and Employee in substantially similar form as attached hereto as Exhibit “A” (the “Consulting Agreement”), which will provide, among other things, payments to Employee of as set forth therein (the “Consulting Payment”), payable as set forth therein following the Retirement Date.

    (e)    Subject to the eligibility requirements of any applicable plan, Employee will be entitled to elect to continue his group medical insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Employer shall be responsible for all COBRA premiums for the period of time Employee elects to continue such coverage, not to exceed 18 months or such other maximum period of time Employee is eligible to maintain COBRA continuation coverage. Employee acknowledges his termination of employment with the Employer is voluntary for purposes of COBRA.

    (f)    Employee may retain his Employer issued cell phone and Employer will continue to pay the monthly costs for such cell phone until the end of the twenty-four (24) month period following the Retirement Date.

4.    No Further Compensation or Benefits. Employee agrees that this Agreement resolves all outstanding issues arising from his employment and Employee acknowledges and agrees that under this Agreement he will receive all compensation and benefits to which he would otherwise be entitled through the Retirement Date and shall receive no compensation or benefits from Employer beyond that, except as specifically set forth in this Agreement. Notwithstanding the foregoing, Employee shall remain eligible to receive director fees (whether in the form of cash or equity) in connection with his continuing service as a director of the AAON Companies.

Employee acknowledges, agrees and expressly understands that he will not be entitled or otherwise eligible to receive any further employee incentive awards from the AAON Companies of any kind, including, without limitation the opportunity threshold bonus with respect to any portion of 2022.

5.    Removal of Personal Items. Employer understands that Employee will no longer need office space at Employer’s facilities and Employee shall remove, within a reasonable period of time following the Effective Date, and in any event not later than the Retirement Date, all of the personal contents from his office at the Employer’s facility.

    6.    Termination of Other Agreements. Except as otherwise provided in this Agreement (including, without limitation, in paragraph 3), the parties mutually agree, as of the Retirement Date, to terminate any and all other contracts or agreements, including without limitation, rights under all pension, welfare, fringe plans, programs, awards, arrangements and payroll practices. Therefore, except as otherwise provided in this Agreement, this Agreement supersedes any supplants any and all rights, claims, benefits and defenses Employee or Employer would otherwise enjoy or be entitled to assert pursuant to any other document previously executed relating to Employee’s employment with Employer.

    7.    Tax Matters. Employer will withhold required federal, state and local taxes from (i) the accrued wages contemplated in paragraph 2, (ii) the base salary continuation contemplated in paragraph 3(a), and (iii) the potential bonus payment contemplated in paragraph 3(b), and will make all tax reporting it determines it should make based on this Agreement. Other than Employer’s obligation to withhold federal, state and local taxes, Employee will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments made or contemplated to be made by this Agreement or the Consulting Agreement (including, without limitation, those imposed under Section 409A, as defined below). Additionally, Employer will timely provide Employee with Form 1099-MISC concerning the Consulting Payment set forth in paragraph 3(d) and payable pursuant to the Consulting Agreement and Employee will be responsible for all taxes arising out of his receipt of the Consulting Payment.

    8.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement (or the Consulting Agreement) will be considered due or payable until and unless Employee has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”). The parties acknowledge that they believe that Employee will have such a “separation from service” on the Retirement Date. Any benefits payable pursuant to this Agreement (or the Consulting Agreement) following a “separation from service” that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Employee on or within the six-month period following Employee’s “separation from service” will accrue during such six-month period and will instead become payable in a lump sum payment on the later of (i) the date six-months and one day following the date of Employee’s “separation from service” or (ii) January 31, 2023. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement (or the Consulting Agreement) is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything herein to the contrary, if Employee dies following his “separation from service” but prior to the six-month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death, but not later than ninety (90) days after the date of Employee’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b)    To the extent that any payments or benefits hereunder which provide for reimbursements of expenses would be considered deferred compensation under Section 409A, such payments shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred, and the amount of reimbursable expenses available during a calendar year may not affect the amount of reimbursable expenses or in-kind benefits available in any other calendar year.

(c)    It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

    9.    D&O Insurance; Indemnification Matters. Nothing in this Agreement shall affect any of Employee’s rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Employee is entitled or subject to in his capacity as an officer and/or director (or former officer and/or director) of each of the AAON Companies. Employee shall be entitled to the rights to indemnification and director and officer liability insurance coverage that each of the AAON Companies provide to their other officers and directors. In addition, to the extent permitted by applicable law, following the Retirement Date, Employee shall be entitled to the same indemnification rights that Employee is eligible to receive as of the Effective Date.

    10.    Confidential and Proprietary Information. During his employment, Employee has been given access to and/or has developed information which is confidential, proprietary in nature and/or qualifies as a trade secret (“Confidential Information”). All such Confidential Information and material shall be treated by Employee as confidential information protected from disclosure or unauthorized use. The confidentiality of such Confidential Information may be waived only by the written consent of the Employer; provided, however, nothing contained herein shall prohibit Employee from cooperating in any law enforcement or regulatory investigation involving the AAON Companies, including each of their respective officers, directors, employees and agents. As used herein, the term “Confidential Information” means information unique to the AAON Companies which has a significant business purpose and is not generally available from sources outside the AAON Companies, and includes, without limitation, information relating to the AAON Companies’ business plans, contracts and licenses, trade secrets, business arrangements, financial results, software, computer and other information technology systems, manufacturing processes, product development, product pricing, sales and marketing strategies and pending or potential acquisition targets and strategies. Employee recognizes and agrees that Confidential Information is proprietary to the AAON Companies. Employee agrees that Employee will not use for Employee or for others or disclose or authorize disclosure to others of any Confidential Information.

    11.    Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall be deemed modified to the extent necessary to render the same valid or not applicable to given circumstances, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application or had not been included herein, as the case may be. Although Employee agrees that the restrictions on Employee’s activities in this Agreement are reasonable, given the nature and scope of Employer’s business, the information made available to Employee during her employment, and the compensation provided for herein, Employee and Employer agree that in lieu of declaring the restrictions void, a court of competent jurisdiction shall be requested by both parties to modify the restrictions to the extent necessary under applicable law and to protect the legitimate interests of both Employer and Employee.

12.    Rules of Construction. This Agreement shall not be admissible in any proceeding except an action to enforce its terms. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

13.    Entire Agreement. Employee agrees that this Agreement (including Exhibit “A” attached hereto) constitutes the complete agreement between the parties and that no other representations have been made by Employer. Employee agrees that this document resolves all outstanding issues arising from his employment as of the date of Employee's signing the Agreement and that he will not receive anything further from Employer, other than the compensation and other items provided for herein.

14.    Dispute Resolution. Each party agrees to submit any dispute arising under this Agreement to final and binding arbitration before a single arbitrator mutually agreed upon by the parties. Such arbitration shall be conducted in Tulsa, Oklahoma or such other location as may be mutually agreed upon by the parties.

15.    Interpretation Under State Law. This Agreement shall be construed under the internal laws of the State of Oklahoma and shall in all respects be interpreted, enforced, and governed under the law of said State.

    16.    Authorization. Each person signing this Agreement as a party or on behalf of a party represents and warrants to the other that he is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

    17.    Counterparts. This Agreement may be signed in multiple identical counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of copies of an executed document (including by electronic PDF or similar files, DocuSign or other e-signature method) shall be deemed a valid delivery of an executed Agreement.

[SIGNATURES ON FOLLOWING PAGE]

Remainder of page intentionally left blank.

    IN WITNESS WHEREOF, the Employer and the Employee have duly executed this Agreement as of the date first set forth above.

                EMPLOYEE:

                        /s/ Norman H. Asbjornson
                    Norman H. Asbjornson

                EMPLOYER:

                    AAON, Inc., an Oklahoma corporation

                    By:    /s/ Gary D. Fields
                     Gary D. Fields, CEO and President

                PARENT ENTITY:

                    AAON, Inc., a Nevada corporation

                    By:    /s/ Gary D. Fields
                     Gary D. Fields, CEO and President

                ACP:

                    AAON Coil Products, Inc., a Texas corporation

                    By:    /s/ Gary D. Fields
                     Gary D. Fields, CEO

                BASX:

                    BasX, Inc., an Oregon corporation

                    By:    /s/ Gary D. Fields
                     Gary D. Fields, CEO

[Signature Page]

EXHIBIT “A”

Consulting Agreement

[Attached]
[Exhibit A]